Exhibit 99.1

Planar Announces Fiscal First Quarter 2010 Financial Results

Company reports increase in net cash position to $34.2M at quarter end

BEAVERTON, Ore. – February 2, 2010 – Planar Systems, Inc. (NASDAQ: PLNR), a worldwide leader in specialty display solutions, recorded sales of $43.0 million and GAAP loss per share of $0.15 in the first fiscal quarter ended December 25, 2009. On a Non-GAAP basis (see reconciliation table), loss per share was $0.05 in the first quarter of fiscal 2010.

“I am pleased that we were able to exceed our revenue guidance as well as deliver continued improvement in our cash position during the quarter” said Gerry Perkel, Planar’s President and Chief Executive Officer. “In addition, we made progress in several key areas to better position the company for future growth, including expanding our market address capabilities in digital signage for both custom and large format displays.”

SUMMARY OF KEY FINANCIAL INFORMATION

The following information summarizes some key financial measures for the Company at the end of the first quarter of fiscal 2010:

•	The Company ended the quarter with Tangible Net Worth of $63.1 million, representing a tangible book value of approximately $3.38 per diluted share outstanding for the first quarter.

•

Cash increased $3.5 million from the end of the fourth quarter to $34.2 million (approximately $1.83 per diluted share outstanding for the first quarter). The Company had no debt outstanding at the end of the quarter.

•	Net cash has increased $50.5 million since the end of the second quarter of fiscal 2008.

•	Net working capital increased to $58.4 million.

•	Current Ratio of 2.65 times.

FIRST QUARTER FISCAL 2010 RESULTS

In the first quarter of fiscal 2010 the Company implemented a new organizational design which moved away from its historical “business segment” structure, resulting in a leaner, more functional organization focused on driving overall results for the Company. As a result, financial information is now being reported in a single segment. However, in an effort to provide continuity for investors, the Company will summarize revenue performance by how it characterizes its various end markets, which matches the previous business segment structure (in parenthesis).

Sales to the Custom and Embedded market (the former Industrial segment) decreased 5.2 percent to $13.1 million in the first quarter of 2010 compared to the same period of 2009. The decrease was primarily due to a large order for 3-D displays, in the first fiscal quarter of 2009 which did not repeat in fiscal 2010. This decrease was partially offset by growth in the sales of custom digital signage products, primarily for use in retail applications. The Company’s ability to customize displays is creating increased opportunities to drive growth in products and solutions targeting the indoor and outdoor digital signage market.

Sales to the Video Wall market (the former Control Room and Signage segment) decreased 4.4 percent to $11.1 million in the first quarter of 2010 compared to the same quarter a year ago. The decrease was primarily due to the sale of the Coolsign digital signage software business in the first quarter of 2009. In addition, sales of rear projection cube products were lower compared to the previous year primarily due to the continuing economic softness in the US and Europe. The decrease in rear projection cube revenue was offset by growth in sales of the new ClarityTM Matrix LCD video wall products, introduced during the quarter. The Clarity Matrix LCD video wall enables the Company to address market opportunities outside of the traditional Command and Control market, including large venue and retail digital signage applications. In addition, the Company announced earlier today a number of new video wall rear projection cube products that utilize new LED illumination technology that will begin shipping in the third fiscal quarter of 2010. LED-based cubes offer customers a number of advantages, including, exceptional visual performance and maintenance free illumination with up to eight times the life of traditional lamps.

Sales to the Information Technology market (the former Commercial segment) decreased 12.5 percent to $11.7 million in the first quarter of fiscal 2010 compared to the same period of 2009. The decrease was primarily driven by less revenue from lower margin desktop monitors stemming from the change in strategy for this market to focus more on higher margin product offerings including touch monitors and business projectors.

Sales of High-end Home products (the former Home Theater segment) decreased 31.0 percent to $7.1 million in the first quarter of 2010 compared to the same quarter a year ago. The decrease was primarily due to softer demand for high-performance home theater products as a result of the weakness in the housing and new construction market, especially in the United States. During the first quarter, the Company began shipping its latest home theater offering, the Runco QuantumColorTM Q-750, a lamp-less, LED-based projector with breakthrough visual performance. Sales of High-end Home products increased sequentially compared to the fourth quarter of 2009 based primarily on the strength of the new LED projector.

Overall Company gross margins were approximately 23 percent in the first quarter of 2010 down from approximately 25 percent in the first quarter of 2009. The decrease in gross margin percent was due to the sale of the Coolsign digital signage software business, which occurred in the first quarter of 2009 and also due to changes in product mix and lower absorption of fixed manufacturing costs experienced during the first quarter of 2010 as compared to the same period of 2009. These decreases were partially offset by improvements in gross margin resulting from cost reductions actions aimed at reducing the overall cost of production operations.

As described above, the Company reorganized during the quarter to simplify its structure, resulting in one reporting segment. For accounting purposes, the change in segment structure “triggered” a review of the Company’s goodwill intangible assets. With the goodwill no longer solely attributed to the Company’s legacy Industrial business segment, its highest historical profit generating unit, the goodwill was deemed impaired and consequently the Company recorded a $3.4 million non-cash charge in the first quarter of 2010 to write-off the remaining goodwill on the balance sheet. On a Non-GAAP basis, excluding the charge for goodwill, intangibles amortization, and share-based compensation, as well as the gain on the sale of assets recorded in the first quarter of 2009, operating expenses were down 17 percent from the first quarter of 2009 driven by the Company’s cost reductions actions implemented throughout fiscal 2009.

BUSINESS OUTLOOK

While the Company believes the general slowdown in the global economy is still impacting its end markets and comparisons with the previous year, the Company is beginning to see areas of improvement. In addition, the Company continues to believe it is well positioned to capitalize on industry projections for growth in the overall digital signage market through its ability to deliver custom signage displays as well as its ability to offer large format digital signage solutions with its new LCD based video wall solution.

As a result, looking forward, the Company currently anticipates revenue in the range of approximately $40-42 million in the second quarter of fiscal 2010, EBITDA of a slight loss to breakeven, and a Non-GAAP loss between $0.05 and $0.10 per share. In addition, the Company currently believes that its cash on hand will remain above $33 million at the end of the second quarter of 2010. While financial performance is projected to be relatively flat in the second fiscal quarter compared to the first quarter, the Company believes that the second half of fiscal 2010 will show improvement in revenues and gross margins, resulting in Non-GAAP profitability in the third and fourth quarters and an increase in cash by the end of the fiscal year. The Company believes that this improved financial performance will be primarily driven by a number of design wins and ramping sales associated with its custom and embedded specialty display product offerings.

Results of operations and the business outlook will be discussed in a conference call today, February 2, 2010, beginning at 2:00 PM Pacific Time. The call can be heard via the Internet through a link on Planar’s Web site, www.planar.com, or through numerous other investor sites, and will be available for replay until March 2, 2010. The Company intends to post on its Web site a transcript of the prepared management commentary from the conference call shortly after the conclusion of the call.

ABOUT PLANAR

Planar Systems, Inc (NASDAQ:PLNR) is a global leader of specialty display technology providing solutions for the world’s most demanding environments. Hospitals, space and military programs, utility and transportation hubs, shopping centers, banks, government agencies, businesses, and home theater enthusiasts all depend on Planar to provide superior performance when image experience is of the highest importance. Founded in 1983, Planar is headquartered in Oregon, USA, with offices, manufacturing partners, and customers worldwide. For more information, visit www.planar.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 relating to Planar’s business operations and prospects, including statements relating to industry expectations for growth in the overall digital signage market, the Company’s expectations for year-over-year increases in cash for fiscal 2010 and the Company’s expected levels of revenue, Non-GAAP loss, EBITDA and cash consumption for the second quarter of fiscal 2010 and the other statements made under the heading “Business Outlook,” including improvement in revenue and gross margin in the second half of fiscal 2010. These statements are made pursuant to the safe harbor provisions of the federal securities laws. These and other forward-looking statements, which may be identified by the inclusion of words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “goal” and variations of such words and other similar expressions, are based on current expectations, estimates, assumptions and projections that are subject to change, and actual results may differ materially from the forward-looking statements. These statements are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict. Many factors, including the following, could cause actual results to differ materially from the forward-looking statements: poor or further weakened domestic and international business and economic conditions; changes or continued reductions in the demand for products in the various display markets served by the Company; any delay in the timing of customer orders or the Company’s ability to ship product upon receipt of a customer order; any inability to reduce costs or to do so quickly enough, in either case, in response to unanticipated reductions in revenue; adverse impacts on the Company or its operations relating to or arising from Company indebtedness and difficulties in obtaining necessary financing; changes in the flat-panel monitor industry; changes in customer demand or ordering patterns; changes in the competitive environment including pricing pressures or the ability to keep pace with technological changes; technological advances; shortages of manufacturing capacity from the Company’s third-party manufacturing partners or other interruptions in the supply of components the Company incorporates in its finished goods; final settlement of various contractual liabilities; future production variables impacting excess inventory and other risk factors listed from time to time in the Company’s periodic filings with the Securities and Exchange Commission (SEC). The forward-looking statements contained in this press release speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

MEDIA CONTACTS: Pippa Edelen Planar Systems, Inc. 503.748.5868 pippa.edelen@planar.com	INVESTOR CONTACTS: Ryan Gray Planar Systems, Inc. 503.748.8911 ryan.gray@planar.com

Note Regarding the Use of Non-GAAP Financial Measures:

In addition to disclosing financial results calculated in accordance with U.S. generally accepted accounting principles (GAAP), the Company’s earnings release contains Non-GAAP financial measures that exclude the income statement effects of the acquisitions of Clarity Visual Systems and Runco International, share-based compensation and the requirements of SFAS No. 123R, “Share-based Payment” (“123R”). The Non-GAAP financial measures also exclude impairment and restructuring charges, the amortization of intangible assets related to previous acquisitions, various tax charges including the valuation allowance against deferred tax assets and excludes the gain or loss on foreign currency due to the non-cash nature of the charge. The earnings release also contains a calculation of Non-GAAP earnings before interest, taxes, depreciation, and amortization (Non-GAAP EBITDA), which excludes the effects of the Clarity and Runco acquisitions, share based compensation, and other adjustments. The Non-GAAP financial measures disclosed by the Company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements should be carefully evaluated. The Non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. The Company has provided reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

Planar Systems, Inc.

Consolidated Statement of Operations

(In thousands, except per share amounts)

(unaudited)

	Three months ended
	Dec. 25,	Dec. 26,
	2009	2008
Sales	$43,004	$49,095
Cost of Sales	33,112	36,850
Gross Profit	9,892	12,245

Operating Expenses:
Research and development, net	2,304	2,987
Sales and marketing	5,223	7,173
General and administrative	4,375	5,394
Amortization of intangible assets	622	820
Impairment and restructuring charges	3,388	546
Gain on sale of assets	—	(5,511)

Total Operating Expenses	15,912	11,409

Income (Loss) from operations	(6,020)	836

Non-operating income (expense):
Interest, net	(5)	(30)
Foreign exchange, net	481	524
Other, net	(46)	98

Net non-operating income	430	592

Income (Loss) before taxes	(5,590)	1,428
Provision (benefit) for income taxes	(2,874)	526

Net Income (Loss)	$(2,716)	$902

Net Income (Loss) per share - basic	$(0.15)	$0.05
Weighted average shares outstanding - basic	18,690	18,157

Net Income (Loss) per share - diluted	$(0.15)	$0.05
Weighted average shares outstanding - diluted	18,690	18,207

Planar Systems, Inc.

Consolidated Balance Sheets

(In thousands)

	Dec. 25, 2009	Sept. 25, 2009
	(unaudited)
ASSETS
Cash	$34,244	$30,722
Accounts receivable, net	22,693	26,561
Inventories	30,404	30,399
Other current assets	6,456	4,484

Total current assets	93,797	92,166

Property, plant and equipment, net	6,718	7,237
Goodwill	—	3,428
Intangible assets, net	5,101	5,723
Other assets	2,470	2,408

	$108,086	$110,962

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	12,436	9,837
Current portion of capital leases	59	115
Deferred revenue	1,828	1,571
Other current liabilities	21,085	22,576

Total current liabilities	35,408	34,099

Other long-term liabilities	4,482	5,452

Total liabilities	39,890	39,551

Common stock	179,149	178,644
Retained earnings	(110,072)	(107,210)
Accumulated other comprehensive income (loss)	(881)	(23)

Total shareholders’ equity	68,196	71,411

	$108,086	$110,962

Reconciliation of GAAP to Non-GAAP Financial Measures

(In thousands, unaudited)

	For the three months ended
	Dec. 25, 2009	Dec. 26, 2008
Gross Profit:
GAAP Gross Profit	9,892	12,245

Share-based Compensation	76	50

Total Non-GAAP adjustments	76	50

NON-GAAP GROSS PROFIT	9,968	12,295

Research and Development:
GAAP research and development expense	2,304	2,987

Share-based Compensation	(72)	(75)

Total Non-GAAP adjustments	(72)	(75)

NON-GAAP RESEARCH AND DEVELOPMENT EXPENSE	2,232	2,912

Sales and Marketing:
GAAP sales and marketing expense	5,223	7,173

Share-based Compensation	(163)	(550)

Total Non-GAAP adjustments	(163)	(550)

NON-GAAP SALES AND MARKETING EXPENSE	5,060	6,623

General and Administrative:
GAAP General and Administrative Expense	4,375	5,394
Share-based Compensation	(191)	(1,091)

Total Non-GAAP adjustments	(191)	(1,091)

NON-GAAP GENERAL AND ADMINISTRATIVE EXPENSE	4,184	4,303

Income (Loss) from Operations:
GAAP loss from operations	(6,020)	836
Share-based Compensation	502	1,766
Amortization of intangible assets	622	820
Restructuring charges	3,388	546
Gain on sale of assets	—	(5,511)

Total Non-GAAP adjustments	4,512	(2,379)

NON-GAAP INCOME (LOSS) FROM OPERATIONS	(1,508)	(1,543)

	For the three months ended
	Dec. 25, 2009	Dec. 26, 2008
Net Income (Loss):
GAAP Net Income (Loss)	(2,716)	902

Share-based Compensation	502	1,766
Amortization of intangible assets	622	820
Restructuring charges	3,388	546
Gain on sale of assets	—	(5,511)
Foreign Exchange, net	(481)	(524)
Income tax effect of reconciling items	(2,289)	1,079

Total Non-GAAP adjustments	1,742	(1,824)

NON-GAAP NET INCOME (LOSS)	(974)	(922)

GAAP weighted average shares outstanding - basic	18,690	18,157
GAAP weighted average shares outstanding - diluted	18,690	18,207

GAAP Net Income (Loss) per share - basic	$(0.15)	$0.05
Non-GAAP adjustments detailed above	0.10	(0.10)
NON-GAAP NET INCOME (LOSS) PER SHARE (basic)	$(0.05)	$(0.05)

GAAP Net Income (Loss) per share from continuing operations (diluted)	$(0.15)	$0.05
Non-GAAP adjustments detailed above	0.10	(0.10)
NON-GAAP NET INCOME (LOSS) PER SHARE (diluted)	$(0.05)	$(0.05)